Exhibit 15.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: contact@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement No. 333-278873 on Form S-8 of our report dated April 28, 2025, relating to the consolidated balance sheet of Ryde Group Ltd and its subsidiaries (collectively, the “Company”) as of December 31, 2024, the consolidated statement of operations and comprehensive loss, changes in shareholder’s equity, and cash flow for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2024

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Singapore

July 18, 2025